Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated April 27, 2012 (April 3, 2013 as to the effects of the reverse stock split described in Notes 1 and 12), relating to the consolidated financial statements of Paragon Shipping Inc. and subsidiaries (the “Company”) as of December 31, 2011 and for each of the two years in the period ended December 31, 2011 appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2012 and incorporated by reference in Amendment No. 2 to Registration Statement No. 333-187996 on Form F-1 and related Prospectus of Paragon Shipping Inc.

/s/ Deloitte Hadjipavlou, Sofianos & Cambanis S.A.

September 24, 2013

Athens, Greece